Exhibit 6.17

OPTION AGREEMENT

This Option Agreement (this “Agreement”) is entered into effective as of the 15th day of December, 2014, by and between ELIO MOTORS, INC., an Arizona corporation (the “Company”) and STUART LICHTER (“Optionee”).

1.           Grant of Option.  In consideration of (i) the loan of $1,000,500 received from Optionee, (ii) the guaranty of a $9,850,000 loan originally made to Company by GemCap Lending I, LLC, and (iii) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company grants to Optionee the option (the “Option”) to purchase a number of shares of common stock of the Company sufficient to give Optionee up to a five percent (5%) ownership interest in the Company as of the date Optionee’s exercise of this Option and exclusive of his then existing ownership of shares in the Company (the “Shares”).

2.           Grant Date of Option.  The effective date of this Option shall be December 15, 2014, the date on which this Option was granted, even though this Agreement is memorialized and dated on the date below.

3.           Option Price.  The price at which Optionee may exercise the Option shall be $7,500,000 (the “Option Price”), which is five percent (5%) of a $150,000,000 valuation of the Company.  In the event that Optionee elects to exercise only a portion of the Option at any given time, the Option Price shall be adjusted on a pro rata basis.

4.           When Option Exercisable.  Optionee may exercise the Option at any time, and from time-to-time, after the date of this Agreement and for a period of ten (10) years thereafter (the “Option Period”).

5.           Limited Transferability of Option.  Optionee shall be entitled, in its discretion, to allocate interests in the Option and to distribute the Option so long as any transfer is in compliance with all applicable federal and state securities laws.

6.           Merger or Reorganization of the Company.  If, during the Option Period but before Optionee has exercised all of the rights under the Option with regard to the total number of Shares available for purchase by Optionee, the Shares are changed into or changed for a different number or different kind of shares or other securities, this Agreement shall remain in force.  However, there shall be substituted for each of the Shares the number and kind of shares or other securities for which each Share was exchanged or into which share was changed.  The shares or securities substituted for each Share of the Company may be purchased by Optionee or its permitted assignee(s) under this Agreement for the price set for the Shares in Paragraph 3.

7.           Manner in Which Option is Exercised.  Any of Optionee’s Option rights may be exercised by written notice to the Company, delivered to the Company and accompanied by payment for the purchase price for the Shares being purchased.  Following receipt of payment for the Shares, the Company shall issue and deliver the Shares that have been purchased to Optionee or permitted holder(s) of the Option.

8.           Violation of Law.  The Option granted by this Agreement may not be exercised if its exercise would violate any applicable state securities law, any registration under or any requirements of the Securities Act of 1933, as amended, or the rules of an exchange on which the Shares are then traded.

9.           Unregistered Security.  Optionee acknowledges and understands that the Shares that may be acquired upon exercise of this Option have not been registered under the Securities Act of 1933, as amended, and such Shares will not be so registered.  Accordingly, the Shares may not be sold, assigned, transferred or otherwise disposed of unless such interests are first registered pursuant to all such applicable laws or unless counsel reasonably satisfactory to the Company shall have rendered a satisfactory opinion that such registration is not required.

10.           General.  This Agreement shall bind and inure to the benefit of the Company and Optionee.  The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived except, in the case of modification and amendment, pursuant to the written consent of the Company and Optionee, and, in the case of waiver, pursuant to a writing by the party so waiving.  This Agreement may be executed in counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument; in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof executed by the party to be charged.  Section headings in this Agreement are for convenience of reference only.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 29th day of June, 2015.

COMPANY:

Elio Motors, Inc.

By:	/s/ Paul Elio
Paul Elio, CEO

OPTIONEE:

/s/ Stuart Lichter
Stuart Lichter